Exhibit 16.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CannaVEST Corp.

San Diego, California

We consent to the use of our Independent Registered Public Accounting Firm Report dated April 6, 2012, on our audit of the financial statements of Foreclosure Solutions, Inc. as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and from the period December 9, 2010 (inception) through December 31, 2010 and from the period December 9, 2010 (inception) through December 31, 2011 to be included in the Form 8-K to be filed with the Commission on or about February 11, 2013.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

February 11, 2013

Turner, Stone & Company, L.L.P.
Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com